Filed pursuant to Rule 424(b)(5)
SEC File No. 333-172394

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933. The information in this preliminary prospectus supplement is not complete and may be subject to change. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 17, 2011

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 23, 2011)

$

Floating Rate Senior Notes due November     , 2012

We are offering $                     principal amount of our Floating Rate Senior Notes due November     , 2012, which we refer to in this prospectus supplement as our “senior notes.”

We will pay interest on our senior notes quarterly on February     , 2012, May     , 2012, August     , 2012 and November     , 2012. The senior notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The senior notes will not be redeemable prior to maturity.

The senior notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

There is no existing public market for the senior notes. We do not intend to list the senior notes on any securities exchange or any automated quotation system.

Investing in these senior notes involves risks. See “Risk Factors” on page S-3 of this prospectus supplement.

	Per Senior Note		Total
Public Offering Price(1)		%	$
Underwriting Discount		%	$
Proceeds to Pacific Gas and Electric Company (before expenses)(1)		%	$

(1)	Plus accrued interest, if any, from and including original issuance of the senior notes which is expected to be November , 2011.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The senior notes are expected to be delivered on or about November     , 2011 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

RBS	Wells Fargo Securities

Co-Manager

Loop Capital Markets

November     , 2011

This prospectus supplement should be read in conjunction with the accompanying prospectus. You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the information incorporated by reference and any free writing prospectus prepared by us. Neither we nor any underwriter has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter is making an offer to sell the senior notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us is accurate only as of the date hereof or thereof.

Unless otherwise indicated, when used in this prospectus supplement and the accompanying prospectus, the terms “we,” “our” and “us” refer to Pacific Gas and Electric Company and its subsidiaries, and the term “Corp” refers to our parent, PG&E Corporation.

This prospectus supplement and the accompanying prospectus contain forward-looking statements that are necessarily subject to various risks and uncertainties. Forward-looking statements in this prospectus supplement are based on current estimates, expectations and projections about future events, and assumptions regarding these events and management’s knowledge of facts as of the date of this prospectus supplement. These forward-looking statements relate to, among other matters, estimated capital expenditures, our estimated rate base, estimated environmental remediation liabilities, the anticipated outcome of various regulatory and legal proceedings, future cash flows, and the level of future equity or debt issuances, and are also identified by words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “aim,” “may,” “might,” “should,” “would,” “could,” “goal,” “potential” and similar expressions. We are not able to predict all the factors that may affect future results. See “Forward-Looking Statements” in the accompanying prospectus, for some of the factors that could cause future results to differ materially from those expressed or implied by the forward-looking statements, or from historical results.

RISK FACTORS

Investing in the senior notes involves risk. These risks are described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the fiscal year ended December 31, 2010 and our quarterly reports on Form 10-Q for the three months ended March 31, 2011, the six months ended June 30, 2011 and the nine months ended September 30, 2011, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Before making a decision to invest in the senior notes, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompany prospectus and any documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements that are necessarily subject to various risks and uncertainties. These statements are based on current estimates, expectations, and projections about future events and assumptions regarding these events and management’s knowledge of facts as of the date of this report. These forward-looking statements relate to, among other matters, estimated capital expenditures; estimated environmental remediation, tax, and other liabilities; estimates and assumptions used in Corp’s and our critical accounting policies; the anticipated outcome of various regulatory, governmental, and legal proceedings; estimated losses and insurance recoveries associated with the San Bruno accident; the estimated range of additional costs we will incur related to our natural gas transmission business; estimated future cash flows; and the level of future equity or debt issuances. These statements are also identified by words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “target,” “predict,” “anticipate,” “aim,” “may,” “might,” “should,” “would,” “could,” “goal,” “potential,” and similar expressions. We are not able to predict all the factors that may affect future results. Some of the factors that could cause future results to differ materially from those expressed or implied by the forward-looking statements, or from historical results, include, but are not limited to:

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the outcome of pending and future investigations and regulatory proceedings related to the San Bruno accident, the CPUC’s investigation of a natural gas explosion that occurred on December 24, 2008 in Rancho Cordova, California, and the safety of our natural gas transmission pipelines in our northern and central California service territory; the ultimate amount of costs we incur for natural gas pipeline matters that are not recoverable through rates; the ultimate amount of third-party claims associated with the natural gas transmission pipeline rupture and fire that occurred on September 9, 2010 in San Bruno, California (the “San Bruno accident”) that will not be recovered through insurance; and the amount of any civil or criminal fines, penalties, or punitive damages we may incur related to these matters;

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the outcome of future investigations or proceedings that may be commenced by the CPUC or other regulatory authorities relating to our compliance with law, rules, regulations, or orders applicable to the operation, inspection, and maintenance of our electric and gas facilities (in addition to investigations or proceedings related to the San Bruno accident and natural gas pipeline matters);

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reputational harm that Corp and we may suffer depending on whether we are able to adequately and timely respond to the findings and recommendations made by the NTSB and CPUC’s independent review panel; the outcome of the various regulatory proceedings and investigations of the San Bruno accident and natural gas pipeline matters; service disruptions caused by pressure reductions in our natural gas pipeline system, the outcome of civil litigation; and the extent to which additional regulatory, civil, or criminal proceedings may be pursued by regulatory or governmental agencies;

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the adequacy and price of electricity and natural gas supplies, the extent to which we can manage and respond to the volatility of electricity and natural gas prices, and our ability and the ability of our counterparties to post or return collateral;

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explosions, fires, accidents, mechanical breakdowns, the disruption of information technology and systems (including the newly installed advanced electric and gas metering system), human errors, and similar events that may occur while operating and maintaining an electric and natural gas system in a large service territory with varying geographic conditions that can cause unplanned outages, reduce generating output, damage our assets or operations, which could subject us to third-party claims for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory fines or penalties on us;

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the impact of storms, earthquakes, floods, drought, wildfires, disease, and similar natural disasters, or acts of terrorism or vandalism, that affect customer demand or that damage or disrupt the facilities, operations, or information technology and systems owned by us, our customers, or third parties on which we rely;

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the potential impacts of climate change on our electricity and natural gas businesses, the impact of environmental laws and regulations aimed at the reduction of carbon dioxide and other greenhouse gases on our electricity and natural gas businesses, and whether we are able to recover associated compliance costs including the cost of emission allowances and offsets that we may incur under cap and trade regulations;

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changes in customer demand for electricity (“load”) and natural gas resulting from unanticipated population growth or decline, general economic and financial market conditions, the development of alternative energy technologies including self-generation and distributed generation technologies, or other reasons;

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the occurrence of unplanned outages at our two nuclear generating units at Diablo Canyon power plant (“Diablo Canyon”), the availability of nuclear fuel, and our ability to procure replacement electricity if nuclear generation from Diablo Canyon were unavailable;

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the outcome of seismic studies we are conducting that could affect our ability to continue operating Diablo Canyon or renew the operating licenses for Diablo Canyon, the issuance of NRC orders or the adoption of new legislation or regulations to address seismic and other risks at nuclear facilities to avoid the type of damage sustained by nuclear facilities in Japan following the March 2011 earthquake, or to address the operations, decommissioning, storage of spent nuclear fuel, security, safety, cooling water intake, or other operational or licensing matters associated with Diablo Canyon and whether we are able to comply with such new orders, legislation, or regulations and recover the increased costs of compliance through rates;

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the impact of federal or state laws or regulations, or their interpretation, on energy policy and the regulation of utilities and their holding companies, including how the CPUC interprets and enforces the financial and other conditions imposed on Corp when it became our holding company;

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whether our newly installed electric and gas SmartMeterTM devices and related software systems and wireless communications equipment continue to accurately and timely measure customer energy usage and generate billing information, whether we can successfully implement the system design changes necessary to accommodate changing retail electric rates, and whether we can continue to rely on third-party vendors and contractors to support the advanced metering system;

•	the extent to which Corp or we incur costs in connection with third-party claims or litigation, that are not recoverable through insurance, rates, or from other third parties;

•	our ability and the ability of Corp and counterparties to access capital markets and other sources of credit in a timely manner on acceptable terms;

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the impact of environmental remediation laws and regulations, particularly those affecting the remediation of our former manufactured gas plants and natural gas compressor sites, the extent to which we are able to recover compliance and remediation costs from third parties or through rates or insurance, and the ultimate amount of environmental remediation costs we incur related to the Hinkley compressor station;

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the loss of customers due to various forms of bypass and competition, including municipalization of our electric distribution facilities, increasing levels of “direct access” by which consumers procure electricity from alternative energy providers, and implementation of “community choice aggregation,” which permits cities and counties to purchase and sell electricity for their local residents and businesses; and

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the outcome of federal or state tax audits and the impact of changes in federal or state tax laws, policies, or regulations, such as The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010.

For more information about the significant risks that could affect the outcome of these forward-looking statements and our future financial condition and results of operations, you should read the sections of the documents incorporated by reference in this prospectus supplement titled “Risk Factors” together with “Risk Factors” in this prospectus supplement and the accompanying prospectus.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus, the documents that we have included as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part and the documents that we refer to under the section of the accompanying prospectus titled “Where You Can Find More Information” completely and with the understanding that our actual future results could be materially different from what we expect when making the forward-looking statements. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus supplement or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OUR COMPANY

We are a leading vertically integrated electricity and natural gas utility. We were incorporated in California in 1905 and are a subsidiary of PG&E Corporation. We operate in northern and central California and are engaged in the businesses of electricity and natural gas distribution, electricity generation, procurement and transmission, and natural gas procurement, transportation and storage. At September 30, 2011, we served approximately 5 million electricity distribution customers and approximately 4 million natural gas distribution customers. Our principal executive office is located at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, and our telephone number is (415) 973-7000. The principal executive office of PG&E Corporation is located at One Market, Spear Tower, Suite 2400, San Francisco, California 94105.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for each of the fiscal years indicated and for the nine months ended September 30, 2011.

Nine Months Ended September 30, 2011	2010	2009	2008	2007	2006
2.72x	3.12x	3.12x	2.96x	2.79x	2.98x

For the purpose of computing our ratio of earnings to fixed charges, “earnings” represent net income adjusted for the income or loss from equity investees of less than 100% owned affiliates, equity in undistributed income or losses of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). “Fixed charges” include interest on long-term debt and short-term borrowings (including a representative portion of rental expenses), amortization of bond premium, discount and expense, interest on capital leases, allowance for funds used during construction debt, and earnings required to cover the preferred stock dividend requirements and preferred security distribution requirements of a majority-owned trust. Fixed charges exclude interest on tax liabilities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $         million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the senior notes to support our liquidity requirements relating to our commodity hedging activities by repaying a portion of our outstanding commercial paper we issued to satisfy margin calls relating to our commodity hedging activities. At November 16, 2011, the outstanding amount of our commercial paper was approximately $958 million, the weighted average yield on our outstanding commercial paper was approximately 0.42% per annum and the average maturity on our outstanding commercial paper was 24.78 days.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2011, and as adjusted to give effect to the (i) issuance and sale of the senior notes offered hereby, (ii) payment in full of our floating rate senior notes due October 11, 2011 in the principal amount of $250 million on their maturity date, and (iii) the use of net proceeds from this offering as set forth under “Use of Proceeds” in this prospectus supplement. This table should be read in conjunction with our consolidated condensed financial statements and related notes as of and for the nine months ended September 30, 2011, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	As of September 30, 2011
	Actual	As Adjusted
	(in millions)
Current Liabilities:
Short-term borrowings(1)	$1,062	$
Long-term debt, classified as current:
Current portion of long-term debt	50
Current portion of energy recovery bonds(2)	418

Total long-term debt, classified as current	$468	$

Capitalization:
Long-term debt(3)	$11,167	$
Energy recovery bonds(2)	110
Shareholders’ equity(4)	12,307

Total capitalization	$23,584	$

(1)	Actual short-term borrowings consisted of commercial paper and floating rate senior notes and as adjusted short-term borrowings gives effect to (i) the payment of our floating rate senior notes in the principal amount of $250 million on their maturity date and (ii) the issuance of the senior notes offered hereby.
(2)	PG&E Energy Recovery Funding LLC, or PERF, a legally separate but wholly-owned, consolidated subsidiary of ours, issued energy recovery bonds, or ERBs, supported by a dedicated rate component, or DRC, the proceeds of which were used to purchase from us the right, known as “recovery property,” to be paid a specified amount from a DRC. DRC charges are collected by us and remitted to PERF for payment of the ERBs’ principal, interest and miscellaneous associated expenses. The ERBs are secured solely by the recovery property. Our creditors have no recourse to the assets of PERF and its creditors have no recourse to our assets.
(3)	Actual long-term debt consisted of $1,267 million of pollution control bonds and $9,900 million of senior notes, net of any discounts and premiums.
(4)	Includes $258 million of preferred stock without mandatory redemption provisions.

DESCRIPTION OF THE SENIOR NOTES

General

You should read the following information in conjunction with the statements under “Description of the Senior Notes” in the accompanying prospectus.

As used in this section, the terms “we,” “us” and “our” refer to Pacific Gas and Electric Company, and not to any of our subsidiaries.

The senior notes are being offered in an initial aggregate principal amount of $                     and will mature on November     , 2012.

We will issue the senior notes under an existing indenture, which was originally entered into on March 11, 2004 and amended and restated on April 22, 2005, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee, as supplemented by supplemental indentures between us and the trustee. Please read the indenture because it, and not this description, defines your rights as holders of the senior notes. We have filed with the Securities and Exchange Commission a copy of the indenture as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Pursuant to the Trust Indenture Act of 1939, as amended, or the 1939 Act, if a default occurs on the senior notes, The Bank of New York Mellon Trust Company, N.A. may be required to resign as trustee under the indenture if it has a conflicting interest (as defined in the 1939 Act), unless the default is cured, duly waived or otherwise eliminated within 90 days.

We may, without consent of or notice to the holders of the senior notes, issue additional senior notes under the indenture, having the same terms in all respects to the senior notes (except for the public offering price and the issue date and, in some cases, the first interest payment date) so that those additional notes will be consolidated and form a single series with the other outstanding senior notes.

We will issue the senior notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We will issue the senior notes in the form of one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of DTC’s nominee. Information regarding DTC’s book-entry system is set forth below under “Book-Entry System; Global Notes.”

Interest

The senior notes will bear interest from November     , 2011 or from the most recent date to which interest has been paid or provided for. We will pay interest on the senior notes quarterly on February     , 2012, May     , 2012, August     , 2012 and November     , 2012 (each, an “interest payment date”), to the persons in whose names the senior notes are registered at the close of business on the 15th calendar day (whether or not a Business Day) immediately preceding the related interest payment date; provided, however, that interest payable on the maturity date shall be payable to the person to whom the principal of such senior notes shall be payable. Interest on the senior notes will be computed on the basis of the actual number of days elapsed over a 360-day year. Notwithstanding anything to the contrary in this prospectus supplement, so long as the senior notes are in book-entry form, we will make payments of principal and interest through the trustee to DTC.

Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the senior notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date (other than the maturity date) is not a Business Day at the relevant place of payment, we will pay interest on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day, except that if such Business Day is in the immediately succeeding calendar month, such interest payment date (other than the maturity date) shall be the immediately preceding Business Day. If the maturity date is not a Business Day at the relevant place of payment, we will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue for the intervening period.

“Business Day” means any day (1) that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment, and (2) that is also a “London business day”, which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Rate of Interest

The interest rate on the senior notes will be reset quarterly on February     , 2012, May     , 2012 and August     , 2012 (each, an “interest reset date”). The senior notes will bear interest at a per annum rate equal to three-month LIBOR (as defined below) for the applicable interest reset period or initial interest period (each as defined below) plus     % (     basis points). The interest rate for the initial interest period will be three-month LIBOR, determined as of two London business days prior to the original issue date, plus     % (     basis points) per annum. The interest rate on the senior notes will in no event be higher than the maximum rate permitted by California law as the same may be modified by United States law of general application.

The “initial interest period” will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each “interest reset period” will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the senior notes will be the period from and including the interest reset date immediately preceding the maturity date of such senior notes to but excluding the maturity date.

If any interest reset date would otherwise be a day that is not a Business Day, the interest reset date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding Business Day.

The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

Interest Rate Determination

The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the original issue date, in the case of the initial interest reset period, or thereafter, will be the second London business day immediately preceding the applicable interest reset date.

The Bank of New York Mellon Trust Company, N.A., or its successor appointed by us, will act as calculation agent. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(i) LIBOR is the rate for deposits in U.S. dollars for the 3-month period which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Screen LIBOR01 Page, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

All percentages resulting from any calculation of any interest rate for the senior notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest reset period. Upon request of a holder of the senior notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

All calculations made by the calculation agent for the purposes of calculating interest on the senior notes shall be conclusive and binding on the holders and us, absent manifest errors.

Ranking

The senior notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other existing and future unsecured and unsubordinated obligations. The senior notes will be effectively subordinated to all our secured debt. As of September 30, 2011 and after giving effect to the repayment of the $250 million aggregate principal amount of our floating rate senior notes due October 11, 2011 on their maturity date, we had approximately $9.95 billion of notes outstanding under the indenture for the senior notes. The indenture contains no restrictions on the amount of additional indebtedness that may be incurred by us.

As of September 30, 2011, we did not have any outstanding secured debt for borrowed money.

No Redemption

The senior notes will not be redeemable prior to maturity.

No Sinking Fund

There is no provision for a sinking fund for the senior notes.

Covenants

The indenture restricts us and any of our subsidiaries which are “significant subsidiaries” from incurring or assuming secured debt or entering into sale and leaseback transactions, except in certain circumstances. The accompanying prospectus describes this covenant (see “Description of the Senior Notes—Restrictions on Liens and Sale and Leaseback Transactions” in the accompanying prospectus) and other covenants contained in the indenture in greater detail and should be read prior to investing.

Book-Entry System; Global Notes

Except as set forth below, the senior notes will initially be issued in the form of one or more global notes. The senior notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered security certificate will be issued for the senior notes in the aggregate principal amount of such series, and will be deposited with DTC or the trustee on behalf of DTC. If, however, the aggregate principal amount of the senior notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of senior notes. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Unless and until they are exchanged in whole or in part for certificated notes, the global notes may not be transferred except as a whole by DTC or its nominee.

DTC has advised us as follows:

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DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

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DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has a Standard & Poor’s rating of AA+. The DTC rules applicable to its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

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Purchases of the senior notes under the DTC system must be made by or through direct participants, which will receive a credit for the senior notes on DTC’s records. The ownership interest of each actual purchaser of each senior note, or the beneficial owner, is, in turn, to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the senior notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in senior notes, except in the event that use of the book-entry system for the senior notes is discontinued.

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To facilitate subsequent transfers, all senior notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of senior notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the senior notes; DTC’s records reflect only the identity of the direct participants to whose accounts the senior notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

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Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the senior notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the senior notes, such as redemptions, tenders, defaults and proposed amendments to the senior note documents. For example, beneficial owners of senior notes may wish to ascertain that the nominee holding the senior notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

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Redemption notices shall be sent to DTC. If less than all of the senior notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the senior notes to be redeemed.

•

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to senior notes unless authorized by a direct participant in accordance with DTC’s MMI procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts senior notes are credited on the record date (identified in a listing attached to the omnibus proxy).

•

Redemption proceeds, distributions and dividend payments on the senior notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or the agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC nor its nominee, agent or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or the agent, disbursement of the payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

•

DTC may discontinue providing its services as depositary with respect to the senior notes at any time by giving reasonable notice to the issuer or the agent. Under such circumstances, in the event that a successor depositary is not obtained, senior note certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, senior note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable but we take no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States federal income tax consequences of the acquisition, ownership and disposition of the senior notes as of the date hereof. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary generally is addressed only to beneficial owners of senior notes who are “United States persons” (as defined in Section 7701(a)(30) of the Code) and who purchased senior notes in this offering at the initial price, deals only with senior notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, holders of senior notes that are held as a hedge or as part of a hedging, straddle or conversion transaction, certain former citizens or residents of the United States, or holders whose functional currency is not the United States dollar. If a partnership (including an entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a senior note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of a senior note that is a partnership, and partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the senior notes. Persons considering the purchase of the senior notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

Stated Interest

Because the maturity date of the senior notes is not more than one year, interest on a senior note will be taxable to a holder of a senior note in accordance with the rules applicable to short-term debt obligations. In general, under those rules, a holder of a senior note who reports income for federal income tax purposes on the accrual method and certain other holders will be required to include the stated interest on such notes in income on a straight-line basis, unless an election is made to accrue the stated interest according to a constant interest method based on daily compounding. A holder of a senior note who reports income for United States federal income tax purposes on the cash method will be required to include the stated interest in income at the time it is received unless such holder makes an election to include the stated interest in income currently as it accrues. Non-electing cash method holders will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such senior notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

Sale, Exchange, Retirement or Disposition of the Senior Notes

Upon the sale, exchange, retirement or other taxable disposition of a senior note, a holder generally will recognize taxable gain or loss equal to the difference between the amount realized from the sale, exchange, retirement or other taxable disposition and the holder’s adjusted tax basis in the senior note. Such gain or loss generally will be short-term capital gain or loss, except in the case of a holder who is not required and does not elect to include interest in income currently in which case any gain realized on the sale, exchange, retirement or other taxable disposition of such a senior note will be treated as ordinary income to the extent of the unpaid interest that has accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of such disposition. The deductibility of capital losses is subject to certain limitations. A holder’s adjusted tax basis in a senior note should equal the cost for the senior note, and in the case of an accrual method holder (or cash method holder that has elected to include interest in income currently) decreased by any payment of stated interest previously received and increased by any stated interest previously accrued.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of interest and proceeds from dispositions of the senior notes made to holders (unless the holder is an exempt recipient, such as a corporation). A holder of a senior note will be required to provide (unless such holder is an exempt recipient), under penalties of perjury, a certificate containing such holder’s name, address, correct federal taxpayer identification number and a statement that such holder is a United States person and is not subject to backup withholding. If the holder of a senior note is not an exempt recipient and such holder fails to provide the required certification, such payments will be subject to backup withholding. Holders of senior notes should consult with their own tax advisor regarding the application of backup withholding to their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules should be allowed as a refund or credit against the holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, for whom RBS Securities Inc. and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally and not jointly agreed to purchase from us, the principal amount of senior notes set forth opposite its name below.

Principal Amount
Underwriter	of Senior Notes
RBS Securities Inc.	$
Wells Fargo Securities, LLC
Loop Capital Markets LLC

Total	$

The underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the senior notes if any of the senior notes are purchased.

The underwriters propose to offer the senior notes directly to the public at the public offering price specified on the cover page to this prospectus supplement and may also offer the senior notes to certain dealers at the public offering price less a concession not to exceed             % of the principal amount of the senior notes. The underwriters may allow, and these dealers may reallow, a concession not to exceed             % of the principal amount of the senior notes to certain brokers and dealers. After the initial offering of the senior notes, the underwriters may change the offering price and concession.

The senior notes have no established trading market. We currently have no intention to list the senior notes on any securities exchange or automated dealer quotation system. The underwriters may make a market in the senior notes after completion of the offering, but will not be obligated to make a market in the senior notes and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

We will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect thereof.

We estimate the expenses for this offering, other than the underwriting discount, to be approximately $            .

We will agree with the underwriters not to, during the period three days from the date of the underwriting agreement, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any debt securities other than the senior notes, without the prior written consent of each of RBS Securities Inc. and Wells Fargo Securities, LLC. This agreement will not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, the underwriters may over-allot in connection with the offering, creating short positions in the senior notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the senior notes, the underwriters may bid for, and purchase, senior notes in the open market. The underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing senior notes in the offering, if the underwriters repurchase previously distributed senior notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the senior notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

Certain of the underwriters and their affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed and may perform investment banking and/or commercial banking services for, us and certain of our affiliates in the ordinary course of business, for which they have received and will receive customary compensation. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

GENERAL INFORMATION

The notes have been accepted for clearance through DTC and have been assigned the following identification number:

CUSIP Number
Senior notes

LEGAL MATTERS

The validity of the senior notes will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York represents the underwriters. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and continues to perform, legal services in connection with federal regulatory and transactional matters for us and our affiliates.

PROSPECTUS

Pacific Gas and Electric Company

Senior Notes

We may offer and sell from time to time an indeterminate principal amount of senior notes in one or more offerings. This prospectus provides you with a general description of the senior notes that may be offered.

Each time we sell senior notes, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered senior notes. The prospectus supplement also may add, delete, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement for the specific offering before you invest in any of the senior notes. This prospectus may not be used to sell senior notes unless accompanied by a prospectus supplement.

The senior notes may be sold to or through underwriters, dealers or agents or directly to other purchasers. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the senior notes, the aggregate principal amount of senior notes to be purchased by them and the compensation they will receive.

See “Risk Factors” on page 1 for information on certain risks related to the purchase of our securities.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

February 23, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may from time to time sell an indeterminate principal amount of senior notes in one or more offerings.

This prospectus provides you with only a general description of the senior notes that we may offer. This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered senior notes, please refer to the registration statement of which this prospectus is a part. Each time we sell senior notes, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered senior notes. The prospectus supplement also may add, delete, update or change information contained in this prospectus. You should rely only on the information in the applicable prospectus supplement if this prospectus and the applicable prospectus supplement are inconsistent. Before purchasing any senior notes, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” or otherwise included in any applicable prospectus supplement or incorporated by reference in this prospectus before you decide whether to purchase the senior notes. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect our ability to make payments on the senior notes.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter, dealer or agent will make an offer to sell the senior notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PACIFIC GAS AND ELECTRIC COMPANY

We are a public utility operating in northern and central California. We engage in the businesses of electricity and natural gas distribution, electricity generation, procurement and transmission, and natural gas procurement, transportation and storage.

We were incorporated in California in 1905. Our principal executive offices are located at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, and our telephone number at that location is (415) 973-7000.

Unless otherwise indicated, when used in this prospectus, the terms “we,” “our,” “ours” and “us” refer to Pacific Gas and Electric Company and its subsidiaries, and the term “Corp” refers to our parent, PG&E Corporation.

RISK FACTORS

Investing in our securities involves risk. Please see risk factors described in our Annual Report on Form 10-K and other reports filed with the SEC, which are all incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus or the applicable supplement to this prospectus. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our securities.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference in this prospectus and any applicable prospectus supplement contain forward-looking statements that are necessarily subject to various risks and uncertainties. These statements are based on current estimates, expectations and projections about future events, and assumptions regarding these events and management’s knowledge of facts as of the date of this report. These forward-looking statements relate to, among other matters, estimated capital expenditures, estimated Utility rate base, estimated environmental remediation liabilities, estimated tax liabilities, the anticipated outcome of various regulatory and legal proceedings, future cash flows, and the level of future equity or debt issuances, and are also identified by words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “aim,” “may,” “might,” “should,” “would,” “could,” “goal,” “potential” and similar expressions. We are not able to predict all the factors that may affect future results. Some of the factors that could cause future results to differ materially from those expressed or implied by the forward-looking statements, or from historical results, include, but are not limited to:

•	our ability to efficiently manage capital expenditures and operating and maintenance expenses within authorized levels and timely recover its costs through rates;

•

the outcome of pending and future regulatory, legislative or other proceedings or investigations, including the investigations by the National Transportation Safety Board, or NTSB, and the California Public Utilities Commission, or CPUC, into the cause of the San Bruno accident and the safety of our natural gas transmission pipelines in our northern and central California service territory, the CPUC investigation of the Rancho Cordova accident, whether we incur civil or criminal penalties as a result of these proceedings, whether we are required to incur additional costs for third-party liability claims or to comply with regulatory or legislative mandates that we are unable to recover through rates or insurance and whether we incur third-party liabilities or other costs in connection with service disruptions that may occur as we comply with regulatory orders to decrease pressure on our natural gas transmission system;

•

reputational harm that Corp and we may suffer depending on the outcome of the various investigations, including those by the NTSB and the CPUC, the outcome of civil litigation, and the extent to which civil or criminal proceedings may be pursued by regulatory or governmental agencies;

•

the adequacy and price of electricity and natural gas supplies, the extent to which we can manage and respond to the volatility of electricity and natural gas prices, and the ability of us and our counterparties to post or return collateral;

•

explosions, fires, accidents, mechanical breakdowns, the disruption of information technology and systems, human errors, and similar events that may occur while operating and maintaining an electric and natural gas system in a large service territory with varying geographic conditions that can cause unplanned outages, reduce generating output, damage our assets or operations, subject us to third-party claims for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory fines or penalties on us;

•

the impact of storms, earthquakes, floods, drought, wildfires, disease, and similar natural disasters, or acts of terrorism or vandalism, that affect customer demand or that damage or disrupt the facilities, operations, or information technology and systems owned by us, our customers, or third parties on which we rely;

•	the potential impacts of climate change on our electricity and natural gas businesses;

•

changes in customer demand for electricity and natural gas resulting from unanticipated population growth or decline, general economic and financial market conditions, changes in technology that include the development of alternative technologies that enable customers to increase their reliance on self-generation, or other reasons;

•

the occurrence of unplanned outages at our two nuclear generating units at Diablo Canyon Power Plant (“Diablo Canyon”), the availability of nuclear fuel, the outcome of our application to renew the operating licenses for Diablo Canyon, and potential changes in laws or regulations promulgated by the Nuclear Regulatory Commission, or environmental agencies with respect to the storage of spent nuclear fuel, security, safety, cooling water intake, or other matters associated with the operations at Diablo Canyon;

•

whether we earn incentive revenues or incur obligations under incentive ratemaking mechanisms, such as the CPUC’s incentive ratemaking mechanism relating to energy savings achieved through implementation of the utilities’ customer energy efficiency programs;

•	the impact of federal or state laws or regulations, or their interpretation, on energy policy and the regulation of utilities and their holding companies;

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whether we can successfully complete our program to install advanced meters for our electric and natural gas customers, allay customer concerns about the new metering technology, and integrate the new meters with our customer billing and other systems while also implementing the system design changes necessary to accommodate retail electric rates based on dynamic pricing (i.e., electric rates that can vary with the customer’s time of use and are more closely aligned with wholesale electricity prices) by the CPUC’s due dates;

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how the CPUC interprets and enforces the financial and other conditions imposed on Corp when Corp became our holding company and the extent to which the interpretation or enforcement of these conditions has a material impact on Corp;

•

the extent to which we or Corp incurs costs in connection with third-party claims or litigation, including those arising from the San Bruno accident, that are not recoverable through insurance, rates, or from other third parties;

•	the ability of us, Corp, and counterparties to access capital markets and other sources of credit in a timely manner on acceptable terms;

•

the impact of environmental laws and regulations addressing the reduction of carbon dioxide and other greenhouse gases, water, the remediation of hazardous waste, and other matters, and whether we are able to recover the costs of compliance with such laws, including the cost of emission allowances and offsets that we may incur under federal or state cap and trade regulations;

•

the loss of customers due to various forms of bypass and competition, including municipalization of our electric distribution facilities, increasing levels of “direct access” by which consumers procure electricity from alternative energy providers, and implementation of “community choice aggregation,” which permits cities and counties to purchase and sell electricity for their local residents and businesses; and

•

the outcome of federal or state tax audits and the impact of changes in federal or state tax laws, policies, or regulations, such as The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010.

For more information about the more significant risks that could affect the outcome of these forward-looking statements and our and Corp’s future financial condition and results of operations, you should read the sections of the documents incorporated herein by reference titled “Risk Factors” as well as the important factors set forth under the heading “Risk Factors” in the applicable supplement to this prospectus.

You should read this prospectus, any applicable prospectus supplements, the documents that we incorporate by reference into this prospectus, the documents that we have included as exhibits to the registration statement of which this prospectus is a part and the documents that we refer to under the section of this prospectus titled “Where You Can Find More Information” completely and with the understanding that our actual future results could be materially different from what we expect when making the forward-looking statement. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus, the date of the document incorporated by reference or the date of any applicable prospectus supplement. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	3.12x	3.12x	2.96x	2.79x	2.98x

For the purpose of computing the ratios of earnings to fixed charges, “earnings” represent income from continuing operations adjusted for income taxes and fixed charges (excluding capitalized interest). “Fixed charges” include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases and allowance for funds used during construction related to the cost of debt. Fixed charges exclude interest on tax liabilities.

USE OF PROCEEDS

Each prospectus supplement will describe the uses of the proceeds from the issuance of the senior notes offered by that prospectus supplement.

DESCRIPTION OF THE SENIOR NOTES

This prospectus describes certain general terms of the senior notes that we may sell from time to time under this prospectus. We will describe the specific terms of each series of senior notes we offer in a prospectus supplement. The senior notes will be issued under an indenture dated as of April 22, 2005 (which supplemented, amended and restated the original indenture dated as of March 11, 2004 as thereafter supplemented) and one or more supplemental indentures that we will enter into with The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. and successor to BNY Western Trust Company), as trustee. We have summarized selected provisions of the indenture and the senior notes below. The information we are providing you in this prospectus concerning the senior notes and the indenture is only a summary of the information provided in those documents, and the summary is qualified in its entirety by reference to the provisions of the indenture, including the forms of senior notes attached thereto. You should consult the senior notes themselves and the indenture for more complete information on the senior notes as they, and not this prospectus or any prospectus supplement, govern your rights as a holder. The indenture is included as an exhibit to the registration statement of which this prospectus is a part. The indenture has been qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and the terms of the senior notes will include those made part of the indenture by the Trust Indenture Act.

In this section, references to “we,” “our,” “ours” and “us” refer only to Pacific Gas and Electric Company and not to any of its direct or indirect subsidiaries or affiliates except as expressly provided.

General

The senior notes are our unsecured general obligations and will rank equally in right of payment to all our other senior and unsubordinated debt. The senior notes will be entitled to the benefit of the indenture equally and ratably with all other senior notes issued under the indenture.

The indenture does not limit the amount of debt we or our subsidiaries may issue under it or otherwise. We may issue senior notes from time to time under the indenture in one or more series by entering into supplemental indentures or by resolution of our board of directors.

Provisions of a Particular Series

The prospectus supplement applicable to each series of senior notes will specify, among other things:

•	the title of the senior notes;

•	any limit on the aggregate principal amount of the senior notes;

•

the date or dates on which the principal of the senior notes is payable, including the maturity date, or the method or means by which those dates will be determined, and our right, if any, to extend those dates and the duration of any extension;

•

the interest rate or rates of the senior notes, if any, which may be fixed or variable, or the method or means by which the interest rate or rates will be determined, and our ability to extend any interest payment periods and the duration of any extension;

•

the date or dates from which any interest will accrue, the dates on which we will pay interest on the senior notes and the regular record date, if any, for determining who is entitled to the interest payable on any interest payment date;

•	any periods or periods within which, or date or dates on which, the price or prices at which and the terms and conditions on which the senior notes may be redeemed, in whole or in part, at our option;

•

any obligation of ours to redeem, purchase or repay the senior notes pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder and the terms and conditions upon which the senior notes will be so redeemed, purchased or repaid;

•	the denominations in which we will authorize the senior notes to be issued, if other than $1,000 or integral multiples of $1,000;

•	whether we will offer the senior notes in the form of global securities and, if so, the name of the depositary for any global securities;

•

if the amount payable in respect of principal of or any premium or interest on any senior notes may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which such amount will be determined;

•	covenants for the benefit of the holders of that series;

•

the currency or currencies in which the principal, premium, if any, and interest on the senior notes will be payable if other than U.S. dollars and the method for determining the equivalent amount in U.S. dollars;

•

if the principal of the senior notes is payable from time to time without presentation or surrender, any method or manner of calculating the principal amount that is outstanding at any time for purposes of the indenture; and

•	any other terms of the senior notes.

We may sell senior notes at par or at a discount below their stated principal amount. We will describe in a prospectus supplement material U.S. federal income tax considerations, if any, and any other special considerations for any senior notes we sell that are denominated in a currency other than U.S. dollars.

Payment

Except as may be provided with respect to a series, interest, if any, on the senior notes payable on each interest payment date will be paid to the person in whose name that senior note is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any senior notes, the defaulted interest may be paid to the holders of the senior notes as of a date between 10 and 30 days before the date we propose for payment of defaulted interest or in any other manner not inconsistent with the requirements of any securities exchange on which those senior notes may be listed, if the trustee finds it practicable.

Redemption

Any terms for the optional or mandatory redemption of a series of senior notes will be set forth in a prospectus supplement for the offered series. Unless otherwise indicated in a prospectus supplement, senior notes will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption and, if less than all the senior notes of a series are to be redeemed, the particular senior notes to be redeemed will be selected by the method provided for that particular series, or in the absence of any such provision, by such method of random selection as the registrar deems fair and appropriate.

We have reserved the right to provide conditional redemption notices for redemptions at our option or for redemptions that are contingent upon the occurrence or nonoccurrence of an event or condition that cannot be ascertained prior to the time we are required to notify holders of the redemption. A conditional notice may state that if we have not deposited redemption funds with the trustee or a paying agent on or before the redemption date or we have directed the trustee or paying agent not to apply money deposited with it for redemption of senior notes, we will not be required to redeem the senior notes on the redemption date.

Restrictions on Liens and Sale and Leaseback Transactions

The indenture does not permit us or any of our significant subsidiaries (as defined below) to, (i) issue, incur, assume or permit to exist any debt (as defined below) secured by a lien (as defined below) on any of our principal property (as defined below) or any of our significant subsidiaries’ principal property, whether that principal property was owned when the original indenture was executed (March 11, 2004) or thereafter acquired, unless we provide that the senior notes will be equally and ratably secured with the secured debt or (ii) incur or permit to exist any attributable debt (as defined below) in respect of principal property; provided, however, that the foregoing restriction will not apply to the following:

•

to the extent we or a significant subsidiary consolidates with, or merges with or into, another entity, liens on the property of the entity securing debt in existence on the date of the consolidation or merger, provided that the debt and liens were not created or incurred in anticipation of the consolidation or merger and that the liens do not extend to or cover any of our or a significant subsidiary’s principal property;

•

liens on property acquired after March 11, 2004 and existing at the time of acquisition, as long as the lien was not created or incurred in anticipation thereof and does not extend to or cover any other principal property;

•

liens of any kind, including purchase money liens, conditional sales agreements or title retention agreements and similar agreements, upon any property acquired, constructed, developed or improved by us or a significant subsidiary (whether alone or in association with others) which do not exceed the cost or value of the property acquired, constructed, developed or improved and which are created prior to, at the time of, or within 12 months after the acquisition (or in the case of property constructed, developed or improved, within 12 months after the completion of the construction, development or improvement and commencement of full commercial operation of the property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that the liens do not extend to any principal property other than the property so acquired, constructed, developed or improved;

•

liens in favor of the United States, any state or any foreign country or any department, agency or instrumentality or any political subdivision of the foregoing to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to the lien, including liens related to governmental obligations the interest on which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended, or the Code, or any successor section of the Code;

•	liens in favor of us, one or more of our significant subsidiaries, one or more of our wholly owned subsidiaries or any of the foregoing combination; and

•

replacements, extensions or renewals (or successive replacements, extensions or renewals), in whole or in part, of any lien or of any agreement referred to in the bullet points above or replacements, extensions or renewals of the debt secured thereby (to the extent that the amount of the debt secured by the lien is not increased from the amount originally so secured, plus any premium, interest, fee or expenses payable in connection with any replacements, refundings, refinancings, remarketings, extensions or renewals); provided that replacement, extension or renewal is limited to all or a part of the same property (plus improvements thereon or additions or accessions thereto) that secured the lien replaced, extended or renewed.

Notwithstanding the restriction described above, we or any significant subsidiary may, (i) issue, incur or assume debt secured by a lien not described in the immediately preceding six bullet points on any principal property owned at March 11, 2004 or thereafter acquired without providing that the outstanding senior notes be equally and ratably secured with that debt and (ii) issue or permit to exist attributable debt in respect of principal property, in either case, so long as the aggregate amount of that secured debt and attributable debt, together with the aggregate amount of all other debt secured by liens on principal property not described in the immediately preceding six bullet points then outstanding and all other attributable debt in respect of principal property, does not exceed 10% of our net tangible assets, as determined by us as of a month end not more than 90 days prior to the closing or consummation of the proposed transaction.

For these purposes:

•

“attributable debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended. The present value shall be calculated using a discount rate equal to the rate of interest implicit in the transaction, determined in accordance with generally accepted accounting principals, or GAAP.

•

“capital lease obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

•	“debt” means any debt of ours for money borrowed and guarantees by us of debt for money borrowed but in each case excluding liabilities in respect of capital lease obligations or swap agreements.

•

“debt” of a significant subsidiary means any debt of such significant subsidiary for money borrowed and guarantees by the significant subsidiary of debt for money borrowed but in each case excluding liabilities in respect of capital lease obligations or swap agreements.

•

“excepted property” means any right, title or interest of us or any of our significant subsidiaries in, to or under any of the following property, whether owned at March 11, 2004 or thereafter acquired:

•

all money, investment property and deposit accounts (as those terms are defined in the California Commercial Code as in effect on March 11, 2004), and all cash on hand or on deposit in banks or other financial institutions, shares of stock, interests in general or limited partnerships or limited liability companies, bonds, notes, other evidences of indebtedness and other securities, of whatever kind and nature;

•

all accounts, chattel paper, commercial tort claims, documents, general intangibles, instruments, letter-of-credit rights and letters of credit (as those terms are defined in the California Commercial Code as in effect on March 11, 2004), with certain exclusions such as licenses and permits to use the real property of others, and all contracts, leases (other than the lease of certain real property at our Diablo Canyon power plant), operating agreements and other agreements of whatever kind and nature; and all contract rights, bills and notes;

•

all revenues, income and earnings, all accounts receivable, rights to payment and unbilled revenues, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments, including any rights in or to rates, revenue components, charges, tariffs, or amounts arising therefrom, or in any amounts that are accrued and recorded in a regulatory account for collection by us or any significant subsidiary;

•

all governmental and other licenses, permits, franchises, consents and allowances including all emission allowances (or similar rights) created under any similar existing or future law relating to abatement or control of pollution of the atmosphere, water or soil, other than all licenses and permits to use the real property of others, franchises to use public roads, streets and other public properties, rights of way and other rights, or interests relating to the occupancy or use of real property;

•	all patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights and other intellectual property, including computer software and software licenses;

•	all claims, credits, choses in action, and other intangible property;

•

all automobiles, buses, trucks, truck cranes, tractors, trailers, motor vehicles and similar vehicles and movable equipment; all rolling stock, rail cars and other railroad equipment; all vessels, boats, barges and other marine equipment; all airplanes, helicopters, aircraft engines and other flight equipment; and all parts, accessories and supplies used in connection with any of the foregoing;

•

all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; all materials, supplies, inventory and other items of personal property that are consumable (otherwise than by ordinary wear and tear) in their use in the operation of the principal property; all fuel, whether or not that fuel is in a form consumable in the operation of the principal property, including separate components of any fuel in the forms in which those components exist at any time before, during or after the period of the use thereof as fuel; all hand and other portable tools and equipment; and all furniture and furnishings;

•	all personal property the perfection of a security interest in which is not governed by the California Commercial Code;

•

all oil, gas and other minerals (as those terms are defined in the California Commercial Code as in effect on March 11, 2004) and all coal, ore, gas, oil and other minerals and all timber, and all rights and interests in any of the foregoing, whether or not the minerals or timber have been mined or extracted or otherwise separated from the land; and all electric energy and capacity, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us or any significant subsidiary;

•

all property which is the subject of a lease agreement other than a lease agreement that results from a sale and leaseback transaction designating us or any significant subsidiary as lessee and all our, or a significant subsidiary’s right, title and interest in and to that property and in, to and under that lease agreement, whether or not that lease agreement is intended as security (other than certain real property leased at our Diablo Canyon power plant and the related lease agreement);

•	real, personal and mixed properties of an acquiring or acquired entity unless otherwise made a part of principal property; and

•	all proceeds (as that term is defined in the California Commercial Code as in effect on March 11, 2004) of the property listed in the preceding bullet points;

•

“lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, easement, lease, reservation, restriction, servitude, charge or similar right and any other lien of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease of a similar nature, and any defect, irregularity, exception or limitation in record title or, when the context so requires, any lien, claim or interest arising from anything described in this bullet point.

•

“net tangible assets” means the total amount of our assets determined on a consolidated basis in accordance with GAAP, less (i) the sum of our consolidated current liabilities determined in accordance with GAAP and (ii) the amount of our consolidated assets classified as intangible assets determined in accordance with GAAP, including, but not limited to, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and regulatory assets carried as an asset on our consolidated balance sheet.

•	“principal property” means any property of ours or any of our significant subsidiaries, as applicable, other than excepted property.

•

“significant subsidiary” has the meaning specified in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended, or the Securities Act; provided that, significant subsidiary shall not include any corporation or other entity substantially all the assets of which are excepted property.

•	“swap agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates,

currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

Consolidation, Merger, Conveyance or Other Transfer

We may not consolidate with or merge with or into any other person (as defined below) or convey, otherwise transfer or lease all or substantially all of our principal property to any person unless:

•

the person formed by that consolidation or into which we are merged or the person which acquires by conveyance or other transfer, or which leases, all or substantially all of the principal property is a corporation, partnership, limited liability company, association, company, joint stock company or business trust, organized and existing under the laws of the United States, or any state thereof or the District of Columbia;

•

the person executes and delivers to the trustee a supplemental indenture that in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the senior notes then outstanding, contains an assumption by the successor person of the due and punctual payment of the principal of and premium, if any, and interest, if any, on all senior notes then outstanding and the performance and observance of every covenant and condition under the indenture to be performed or observed by us;

•	in the case of a lease, the lease is made expressly subject to termination by us or by the trustee at any time during the continuance of an event of default under the indenture;

•

immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation as a result of the transaction as having been incurred by us at the time of the transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the merger, consolidation, conveyance, lease or transfer, as the case may be, fully complies with all provisions of the indenture; provided, however, that the delivery of the officer’s certificate and opinion of counsel shall not be required with respect to any merger, consolidation, conveyance, lease or transfer between us and any of our wholly owned subsidiaries.

Notwithstanding the foregoing, we may merge or consolidate with or transfer all or substantially all of our assets to an affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing our jurisdiction of organization or our form of organization or for the purpose of forming a holding company; provided that the amount of our indebtedness is not increased; and provided, further that the successor assumes all of our obligations under the indenture.

In the case of the conveyance or other transfer of all or substantially all of our principal property to any person as contemplated under the indenture, upon the satisfaction of all the conditions described above, we (as we would exist without giving effect to the transaction) would be released and discharged from all obligations and covenants under the indenture and under the senior notes then outstanding unless we elect to waive the release and discharge.

The meaning of the term “substantially all” has not been definitely established and is likely to be interpreted by reference to applicable state law if and at the time the issue arises and will depend on the facts and circumstances existing at the time.

For these purposes, “person” means any individual, corporation, partnership, limited liability company, association, company, joint stock company, limited liability partnership, joint venture, trust or unincorporated organization, or any other entity whether or not a legal entity, or any governmental authority.

Additional Covenants

We have agreed in the indenture, among other things:

•	to maintain a place of payment;

•	to maintain our corporate existence (subject to the provisions above relating to mergers and consolidations); and

•	to deliver to the trustee an annual officer’s certificate with respect to our compliance with our obligations under the indenture.

Modification of the Indenture; Waiver

We and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of the senior notes of each affected series then outstanding under the indenture, considered as one class, modify or amend the indenture, including the provisions relating to the rights of the holders of senior notes of the affected series. However, no modification or amendment may, without the consent of each holder of affected senior notes:

•

change the stated maturity (except as provided by the terms of a series of senior notes) of the principal of, or interest on, the senior note or reduce the principal amount or any premium payable on the senior note or reduce the interest rate of the senior note, or change the method of calculating the interest rate with respect to the senior note;

•	reduce the amount of principal of any discount senior note that would be payable upon acceleration of the maturity of the senior note;

•	change the coin, currency or other property in which the senior note or interest or premium on the senior note is payable;

•	impair the right to institute suit for the enforcement of any payment on the senior note;

•

reduce the percentage in principal amount of outstanding senior notes the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of defaults;

•	reduce the quorum or voting requirements applicable to holders of the senior notes; or

•	modify the provisions of the indenture with respect to modification and waiver, except as provided in the indenture.

We and the trustee may, without the consent of any holder of senior notes, modify and amend the indenture for certain purposes, including to:

•	add covenants or other provisions applicable to us and for the benefit of the holders of senior notes or one or more specified series thereof or to surrender any right or power conferred on us;

•	cure any ambiguity or to correct or supplement any provision of the indenture which may be defective or inconsistent with other provisions;

•

make any other additions to, deletions from or changes to the provisions under the indenture so long as the additions, deletions or changes do not materially adversely affect the holders of any series of senior notes in any material respect;

•

change or eliminate any provision of the indenture or add any new provision so long as the change, elimination or addition does not adversely affect the interests of holders of senior notes of any series in any material respect; and

•	change any place or places for payment or surrender of senior notes and where notices and demands to us may be served.

The holders of not less than a majority in aggregate principal amount of the senior notes of each affected series then outstanding under the indenture, voting as a single class, may waive compliance by us with our covenant in respect of our corporate existence and the covenants described under “Restrictions on Liens and Sale and Leaseback Transactions” and “Consolidation, Merger, Conveyance or Transfer” and with certain covenants and restrictions that may apply to a series of senior notes as provided in the indenture. The holders of not less than a majority in aggregate principal amount of the senior notes outstanding may, on behalf of the holders of all of the senior notes, waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any senior note and defaults in respect of a covenant or provision in the indenture which cannot be modified, amended or waived without the consent of each holder of affected senior notes.

In order to determine whether the holders of the requisite principal amount of the outstanding senior notes have taken an action under the indenture as of a specified date:

•

the principal amount of a discount senior note that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date; and

•	senior notes owned by us or any other obligor upon the senior notes or any of our or their affiliates will be disregarded and deemed not to be outstanding.

Events of Default

An “event of default” means any of the following events which shall occur and be continuing:

•	failure to pay interest on a senior note within 30 days after the interest becomes due and payable;

•	failure to pay the principal of, or sinking fund payment or premium, if any, on, a senior note when due and payable;

•

failure to perform or breach of any other covenant or warranty applicable to us in the indenture continuing for 90 days after the trustee gives us, or the holders of at least 33% in aggregate principal amount of the senior notes then outstanding give us and the trustee, written notice specifying the default or breach and requiring us to remedy the default or breach, unless the trustee or the trustee and holders of a principal amount of senior notes not less than the principal amount of senior notes the holders of which gave that notice agree in writing to an extension of the period prior to its expiration;

•	certain events of bankruptcy, insolvency or reorganization; and

•

the occurrence of any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our debt, whether the debt existed on March 23, 2004 (the date senior notes were first issued under the original indenture), or is thereafter created, if the event of default: (i) is caused by a failure to pay principal after final maturity of the debt after the expiration of the grace period provided in the debt (which we refer to as a “payment default”) or (ii) results in the acceleration of the debt prior to its express maturity, and, in each case, the principal amount of the debt, together with the principal amount of any other debt under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100 million or more.

The $100 million amount specified in the bullet point above shall be increased in any calendar year subsequent to 2004 by the same percentage increase in the urban CPI for the period commencing January 1, 2004 and ending on January 1 of the applicable calendar year. “Debt” for the purpose of the bullet point above means any debt of ours for money borrowed but, in each case, excluding liabilities in respect of capital lease obligations or swap agreements.

If the trustee deems it to be in the interest of the holders of the senior notes, it may withhold notice of default, except defaults in the payment of principal of or interest or premium on or with respect to, any senior note.

If an event of default occurs and is continuing, the trustee or the holders of not less than 33% in aggregate principal amount of the senior notes outstanding, considered as one class, may declare all principal due and payable immediately by notice in writing to us (and to the trustee if given by holders); provided, however, that if an event of default occurs with respect to the specified events of bankruptcy, insolvency or reorganization, then the senior notes outstanding shall be due and payable immediately without further action by the trustee or holders. If, after such a declaration of acceleration, we pay or deposit with the trustee all overdue interest and principal and premium on senior notes that would have been due otherwise, plus any interest and other conditions specified in the indenture have been satisfied before a judgment or decree for payment has been obtained by the trustee as provided in the indenture, the event or events of default giving rise to the acceleration will be deemed to have been waived and the declaration of acceleration and its consequences will be deemed to have been rescinded and annulled.

No holder of senior notes will have any right to enforce any remedy under the indenture unless the holder has given the trustee written notice of a continuing event of default, the holders of at least 33% in aggregate principal amount of the senior notes outstanding have requested the trustee in writing to institute proceedings in respect of the event of default in its own name as trustee under the indenture and the holder or holders have offered the trustee reasonable indemnity against costs, expenses and liabilities with respect to the request, the trustee has failed to institute any proceeding within 60 days after receiving the notice from holders, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by holders of at least a majority in aggregate principal amount of senior notes then outstanding.

The trustee is not required to risk its funds or to incur financial liability if there is a reasonable ground for believing that repayment to it or adequate indemnity against risk or liability is not reasonably assured.

If an event of default has occurred and is continuing, holders of not less than a majority in principal amount of the senior notes then outstanding generally may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee; provided the direction could not involve the trustee in personal liability where indemnity would not, in the trustee’s sole discretion, be adequate.

Satisfaction and Discharge

Any senior note, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture, and our entire indebtedness in respect of the senior notes will be deemed to have been satisfied and discharged, if certain conditions are satisfied, including an irrevocable deposit with the trustee or any paying agent (other than us) in trust of:

•	money in an amount which will be sufficient; or

•

in the case of a deposit made prior to the maturity of the senior notes or portions thereof, eligible obligations (as described below) which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee or the paying agent, will be sufficient; or

•	a combination of either of the two items described in the two preceding bullet points which will be sufficient;

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the senior notes or portions thereof.

This discharge of the senior notes through the deposit with the trustee of cash or eligible obligations generally will be treated as a taxable disposition for U.S. federal income tax purposes by the holders of those senior notes. Prospective investors in the senior notes should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them in the event of such discharge.

For this purpose, “eligible obligations” for U.S. dollar-denominated senior notes, means securities that are direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, or depositary receipts issued by a bank as custodian with respect to these obligations or any specific interest or principal payments due in respect thereof held by the custodian for the account of the holder of a depository receipt.

Transfer and Exchange

Senior notes of any series may be exchanged for other senior notes of the same series of authorized denominations and of like aggregate principal amount and tenor. Subject to the terms of the indenture and the limitations applicable to global securities, senior notes may be presented for exchange or registration of transfer at the office of the registrar without service charge (unless otherwise indicated in a prospectus supplement), upon payment of any taxes and other governmental charges imposed on registration of transfer or exchange. Such transfer or exchange will be effected upon the trustee, us or the registrar, as the case may be, being satisfied with the instruments of transfer.

If we provide for any redemption of a series of senior notes, we will not be required to execute, register the transfer of or exchange any senior note of that series for 15 days before a notice of redemption is mailed or register the transfer of or exchange any senior note selected for redemption.

Global Securities

Senior notes may be represented, in whole or in part, by one or more global securities, with an aggregate principal amount equal to that of the senior notes they represent. We will register each global security in the name of a depositary or its nominee and deposit the global security with the depositary. Each global security will bear a legend regarding the restrictions on transfer.

No global security may be exchanged for senior notes registered, and no transfer of a global security may be registered, in the name of any person other than a depositary for the global security or any nominee of the depositary, unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or is no longer eligible to act as depositary and we have not appointed a successor in 90 days;

•	an event of default has occurred and is continuing with respect to the senior notes represented by the global security;

•	we determine a series will no longer be represented by a global security.

If specified in a prospectus supplement, we will register all senior notes issued in exchange for a global security or any portion of a global security in the names specified by the depositary.

As long as the depositary or its nominee is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of the global security and the senior notes that it represents. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:

•	be entitled to have the global security or senior notes registered in their names;

•	receive or be entitled to receive physical delivery of certificated senior notes in exchange for a global security; and

•	be considered to be the owners or holders of the global security or any senior notes for any purpose under the indenture.

We will make all payments of principal, premium, and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws make it difficult to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, referred to as participants, and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of senior notes represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will only be shown on records maintained by the depositary or the participant. Similarly, the transfer of ownership interests will be effected only through the same records. Payments, transfers, exchanges, and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the trustee nor any of our agents will have responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

Resignation or Removal of Trustee

The trustee may resign at any time upon written notice to us and the trustee may be removed at any time by written notice delivered to the trustee and us and signed by the holders of at least a majority in principal amount of the outstanding senior notes. No resignation or removal of a trustee will take effect until a successor trustee accepts appointment. In addition, under certain circumstances, we may remove the trustee, or any holder who has been a bona fide holder of a senior note for at least six months may seek a court order for the removal of the trustee and the appointment of a successor trustee. We must give notice of resignation and removal of the trustee or the appointment of a successor trustee to all holders of senior notes as provided in the indenture.

Trustees, Paying Agents and Registrars for the Senior Notes

The Bank of New York Mellon Trust Company, N.A. acts as the trustee, paying agent and registrar under the indenture. We may change either the paying agent or registrar without prior notice to the holders of the senior notes, and we may act as paying agent. We and our affiliates maintain ordinary banking and trust relationships with a number of banks and trust companies, including The Bank of New York Mellon Trust Company, N.A.

Governing Law

The indenture and the senior notes are governed by California law.

PLAN OF DISTRIBUTION

We may sell any series of senior notes being offered by this prospectus in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

A prospectus supplement applicable to each series of senior notes will state the terms of the offering of the senior notes, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the senior notes and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or automated quotation system on which the senior notes may be listed.

If we use underwriters in the sale, the senior notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices based on prevailing market prices; or

•	at negotiated prices.

Senior notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular senior notes together with the members of the underwriting syndicate, if any. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the particular senior notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the senior notes being offered if any are purchased.

We may sell senior notes directly or through agents we designate from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of senior notes in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters, dealers or agents participating in the distribution of senior notes may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them on the sale or resale of senior notes may be deemed to be underwriting discounts and commissions under the Securities Act. We may agree with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make in respect of these liabilities.

Unless otherwise specified in a prospectus supplement, senior notes will not be listed on a securities exchange. Any underwriters to whom senior notes are sold by us for public offering and sale may make a market in the senior notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

To facilitate a senior notes offering, any underwriter may engage in over-allotment, short covering transactions and penalty bids or stabilizing transactions in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Over-allotment involves sales in excess of the offering size, which creates a short position.

•	Stabilizing transactions permit bids to purchase the underlying senior notes so long as the stabilizing bids do not exceed a specified maximum.

•	Short covering positions involve purchases of senior notes in the open market after the distribution is completed to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a dealer when senior notes originally sold by the dealer are purchased in a covering transaction to cover short positions.

These activities may cause the price of the senior notes to be higher than it otherwise would be. If commenced, these activities may be discontinued by the underwriters at any time.

EXPERTS

The consolidated financial statements, the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Pacific Gas and Electric Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the senior notes has been passed upon for us by Orrick, Herrington & Sutcliffe LLP. The validity of the senior notes will be passed upon for any agents, dealers or underwriters by their counsel named in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the SEC under File No. 001-2348. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information deemed to be furnished and not filed) before the termination of the offering of the senior notes offered hereby:

•	our Annual Report on Form 10-K for the year ended December 31, 2010; and

•	our Current Report on Form 8-K filed with the SEC on January 20, 2011.

The incorporation by reference of the filings listed above does not extend to any such filings made by Corp and not us or to any information in any filings jointly made by Corp and us regarding Corp or its other subsidiaries, but not regarding us.

All information incorporated by reference is deemed to be part of this prospectus except to the extent that the information is updated or superseded by information filed with the SEC after the date the incorporated information was filed (including later-dated reports listed above) or by the information contained in this prospectus or the applicable prospectus supplement. Any information that we subsequently file with the SEC that is incorporated by reference, as described above, will automatically update and supersede as of the date of such filing any previous information that had been part of this prospectus or the applicable prospectus supplement, or that had been incorporated herein by reference.

You may request a copy of these filings at no cost by writing or contacting us at the following address:

The Office of the Corporate Secretary

PG&E Corporation

One Market, Spear Tower

Suite 2400

San Francisco, CA 94105-1126

Telephone: (415) 267-7070

Facsimile: (415) 267-7268

$

Floating Rate Senior Notes due November     , 2012

PROSPECTUS SUPPLEMENT

November     , 2011

Joint Book-Running Managers

RBS	Wells Fargo Securities

Co-Manager

Loop Capital Markets